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                                                                 EXHIBIT 99.(2)

                             WOODBRIDGE/TERRA VISTA

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (the "Agreement") is made as of the 18th day of August, 1994, by and between Terra Vista Management, Inc., a California corporation, (the "Manager"), and De Anza Properties - X, a California limited partnership, (the "Owner"), in Los Angeles, California, with reference to the following facts:

         A. Owner owns certain property located in the City of Irvine, California, known as Woodbridge Meadows Apartments (hereinafter referred to as the "Property").

         B. De Anza Assets, Inc., a California corporation, is the existing manager of the Property pursuant to a Management Agreement dated October 1, 1985. De Anza Assets, Inc. is wholly owned by De Anza Group, Inc., which is being sold. Accordingly, De Anza Assets has withdrawn as manager, which withdrawal has been accepted by Owner, and De Anza Assets has been replaced by Terra Vista Management, Inc. The parties desire to enter into this Management Agreement to reflect their obligations with respect to the ownership and operation of the Property.

         C. Owner desires that Manager maintain and operate the Property on its behalf, and Manager desires to undertake said functions.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, the parties agree as follows:





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         1.      Engagement.  Owner hereby engages Manager as general manager of the Property to the extent and subject to the conditions set forth herein, and Manager hereby accepts such engagement.

         2. Term and Termination. This Agreement shall continue from year to year; provided, however, that Owner or Manager may, without penalty or obligation to the other party to this Agreement, by providing sixty (60) days' written notice to the other, terminate this Agreement with or without cause at any time. This Agreement may be immediately canceled in the event of the violation of any of the provisions hereof, or by Owner in the event a petition in bankruptcy is filed by or against Manager which is not dismissed within ninety (90) days following the date of such filing.

         3. General Duties of Manager. Manager shall be directly responsible for the day-to-day management of the Property, subject to such general guidelines and instructions as the Owner may issue from time to time. Notwithstanding anything to the contrary contained herein, all final decisions respecting the management of the Property shall be made by Owner.

         Manager shall at all times do and perform all things reasonably necessary to effectuate the purposes and intentions embodied in this Agreement so that the Property is operated at all times in a manner consistent with prudent business practice and in accordance with any and all leases, subleases and contracts to which the Property is subject, and any and all other laws,





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statutes, ordinances and regulations of any governmental authority having jurisdiction over Owner, the Property or Manager.

         4. Collection of Rent and Payment of Expenses. Manager shall collect on behalf of Owner all rents and all other charges of every kind or type whatsoever from all tenants or other occupants of the Property for services provided in connection with, or for the use of, the Property or any portion thereof, and shall deposit the same in depositories specifically approved by Owner. Out of the foregoing rents and other charges collected on behalf of Owner, Manager shall pay all expenses related to the operation and maintenance of the Property and each of its facilities as and when the same become due, all in accordance with specific instructions provided by Owner.

         Manager may, with Owner's prior approval, and, when so requested by Owner, shall, at Owner's expense, institute legal actions or proceedings to collect charges, rent or other income or compensation due to Owner with respect to the Property, or to oust persons unlawfully in possession of any portion of the same. All such actions or proceedings and any related counterclaim, crossclaims or other proceedings shall be at Owner's expense and may be brought in the name of Owner or Manager.

         5. Employees. Manager shall have the exclusive right to discharge, supervise and fix the pay of such personnel as are necessary for the efficient maintenance and operation of the Property. However, such personnel shall be employed and paid by and shall be bonded to the satisfaction of Owner.





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         6.      Repair and Maintenance of Property.  Manager, at Owner's
expense, shall make or attend to the making of ordinary and emergency repairs, maintenance, decorations and alterations at the Property.

         7. Taxes and Insurance. Owner shall pay all taxes, personal and real, and assessments that are attributable to the Property. Manager shall obtain and keep in force, at Owner's expense, such fire, comprehensive, liability and other insurance policies as are generally carried with respect to similar facilities in amounts sufficient to protect and maintain the Property and Owner's interest therein in a form, manner and amount, and with companies satisfactory to Owner. Owner and Manager shall be named as insured parties in all liability insurance policies relating to the Property.

         8. Accounting. Manager shall keep a detailed and complete set of books and records of all the income and disbursements of the Property in accordance with good accounting practices and Manager shall, on a monthly basis, render to Owner each of the following:

                 (a)      A report on all vacancies;

                 (b) A schedule showing all income received and disbursements made during the preceding month, together with the balance on hand, if any, at the end of said month; and

                 (c) A schedule describing the monthly and annual budget for the Property, together with the amount expended in each category in the preceding month and for the year to date.





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         9.      Books and Records.  Manager shall keep adequate books and
records in connection with all matters arising under the terms of this Agreement. During regular business hours, Manager shall allow Owner or any of its duly authorized representatives access to Manager's records and correspondence pertaining to any transaction arising out of this Agreement. At the close of each fiscal year of Owner, Manager shall allow the books and records which are the subject of this paragraph to be examined and audited by a certified public accountant selected by Owner. In the event of the termination of this Agreement, Manager shall turn over to Owner all records and correspondence as may be reasonably necessary to assist Owner to carry to completion any lease or other transaction and all contracts, records and documents directly pertaining to the Property.

         10. Compensation. Owner shall pay to Manager as compensation for its services under this Agreement a sum equivalent to 5% of the aggregate gross receipts from the operation of the Property (excluding all receipts from utilities or from taxes of any kind or type). The foregoing compensation shall be payable at the beginning of each monthly accounting period and shall be calculated on the basis of the budgeted gross receipts (as determined by Owner) from the operation of the Property during that period. The total amount of compensation earned by Manager hereunder shall, as soon as possible after the end of each calendar year during the term of this Agreement, be calculated on the basis of the actual gross receipts from the operation of the Property during that year, and any additional compensation that is





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due to Manager (because the actual gross receipts exceeded the budgeted gross receipts) shall be paid to it by Owner at that time. Conversely, if Manager collected more compensation than it was entitled to receive during any such year (because the actual gross receipts were less than the budgeted gross receipts), Manager shall return the excess compensation to Owner (without interest thereon); provided, however, that such compensation shall be subordinated to the receipt (on a noncumulative basis) by the limited partners of Owner of an annual cash distribution equal to 6% of the aggregate capital contributions of such limited partners.

         The foregoing compensation shall be payment for Manager's conduct and supervision of the ordinary and routine operation of the Property and is not intended to compensate Manager for any other activities it may undertake with respect to any operation of the Property which would not be considered ordinary and routine when compared to the services provided by professional real property management companies for other real properties that are comparable in size, location and nature to the Property. In the event the nature of the Property or the business conducted thereon changes, the compensation to be paid to Manager hereunder will be altered in a manner which is mutually agreeable to it and Owner, but in no event shall the amount of such compensation exceed the amount that would be charged by nonaffiliated entities rendering comparable services which could reasonably be made available to Owner.





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         11.     Indemnification.  Owner shall indemnify, defend and hold
Manager harmless from any damages, costs, expenses or obligations incurred by Manager as a result of any actions or omissions of Manager within the scope of its authority as provided in this Agreement, or as a result of any other actions or obligations as Owner may specifically authorize Manager to perform, provided performance of such acts by Manager does not constitute fraud, bad faith or willful misconduct.

         12. Miscellaneous. To the extent possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. However, if any provision hereof shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and shall in no way affect the validity of the remainder of such provision, or of any of the remaining provisions of this Agreement.

         This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

         This Agreement and the rights of Owner and Manager hereunder shall not be assignable by either of them. Manager may, however, subcontract the performance of all or part of its duties under this Agreement to one or more subsidiaries or affiliates of Manager or to one or more affiliated companies or unaffiliated companies suitable to owner, but it shall remain responsible for such performance. The right of Manager to receive compensation





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may be assigned, pledged or hypothecated at anytime without Owner's consent.

         This Agreement contains the entire agreement of Owner and Manager with respect to the subject matter hereof and may not be changed except by an instrument executed by both of them.

         IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the date first above written.

                 OWNER:                    DE ANZA PROPERTIES - X
                                           a California limited partnership
                                           By      De Anza Corporation,
                                                   Partner

                                           By:     Herbert M. Gelfand
                                                   ---------------------------
                                                   Herbert M. Gelfand
                                                   Chairman of the Board

                 MANAGER:                  TERRA VISTA MANAGEMENT, INC.
                                           a California corporation

                                           By:     Michael D. Gelfand
                                                   ---------------------------
                                                   Michael D. Gelfand
                                                   President





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                                    CONSENT



         De Anza Assets, Inc., a California corporation, ("Assets") is the Manager of Woodbridge Meadows Apartments pursuant to that certain Management Agreement, dated as of October 1, 1985, by and between De Anza Properties - X, a California limited partnership, as owner, (the "Partnership") and Assets. Assets desires to withdraw as Manager and the Partnership desires to accept such withdrawal and to replace Assets with Terra Vista Management, Inc.

The Partnership and Assets hereby consent to the withdrawal of Assets from the Management Agreement and the replacement of Assets with Terra Vista Management, Inc.

Dated:  August 18,1994

De Anza Properties-X,                        De Anza Assets, Inc.,
a California limited partnership             a California corporation
By:     De Anza Corporation,
        a California corporation             By:       Barry McCabe
                                                -----------------------------
                                             Its:
                                                 ----------------------------
           By:     Michael D. Gelfand
              ----------------------------
           Its:   President
               ---------------------------